Via Facsimile and U.S. Mail
Mail Stop 6010


March 29, 2006


Mr. Richard C. Pfenniger, Jr.
Chairman, CEO and President
Continucare Corporation
7200 Corporate Center Drive, Suite 600
Miami, FL 33126

      Re:	Continucare Corporation
		Form 10-K for Fiscal Year Ended June 30, 2005
		Filed September 19, 2005
      Form 10-Q for Fiscal Year Ended September 30, 2005
	File No.  1-12115

Dear Mr. Pfenniger, Jr.:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.

							Sincerely,


							Joseph Roesler
							Accounting Branch Chief
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Mr. Gerald R. Mitchell
K-V Pharmaceutical Company
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